Exhibit 1.1
Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of October 3, 2024, by and among Farmers & Merchants Bancorp, a Delaware corporation (the “Company”), The Sheila M. Wishek Living Trust, a trust formed and existing under the laws of the State of California (the “Stockholder”) and Verna Shaheen, an individual residing in the city of San Francisco, State of California, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”)(with respect to the representations and warranties set forth in Sections 2.2(b), 2.3 and 2.4 hereof).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the registered and beneficial owner of 39,850 shares, representing approximately 5.4% of the outstanding shares as of August 20, 2024, of the Company’s common stock, $0.01 par value per share (the “Common Stock”); and

WHEREAS, the Stockholder desires to sell, and the Company desires to purchase, on the Closing Date (as defined below), an aggregate of 37,990 shares of Common Stock owned by the Stockholder (collectively, the “Trust Shares”), on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties hereby agree as follows:

AGREEMENT

1.               PURCHASE OF SHARES.

1.1             Purchase; Consideration.  On the Closing Date (as defined below), the Company hereby agrees to purchase from the Stockholder, and the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s right, title and interest in and to the Trust Shares at a per share price calculated based on the one-month (30 days) Volume Weighted Average Price (VWAP) of the Common Stock discounted by 5.0% to reflect an appropriate block discount given the significant number of shares being transacted (“Per Share Price”); provided that the Company’s obligations under this Agreement are conditioned upon the Stockholder’s sale to the Company of 100% of the Trust Shares (37,990 shares of Common Stock), and the Company shall not be obligated to complete any partial purchase of the Trust Shares. The Common Stock, which is not listed on a national securities exchange, is typically thinly traded on the over-the-counter market (OTCQX: FMCB), with an average 30-day volume of less than 120 shares per day (as of September 20, 2024).  As a result, the market for the Common Stock would not be able to handle, within any reasonable timeframe, a trade or trades involving a block of shares as significant in size as the Trust Shares and without causing the potential for a material decline in the price of the Company’s Common Stock and/or significant reputational risk to the Company. The parties hereto agreed that a reasonable discount to the VWAP of the Common Stock should be fixed within a range of 5.0% to 10.0%, and the Company and the Stockholder agreed that the discount to the VWAP should be fixed at 5.0%.

The one-month VWAP shall be based on the trading days within the 30 calendar days prior to the Closing Date.  The Per Share Price will be multiplied by 37,990 shares, with the resulting product to equal the aggregate purchase price payable on the Closing Date (which aggregate purchase price shall be reduced by the excise tax imposed on the Company as provided in Section 1.4 hereof) (the “Purchase Amount”). Upon the execution of this Agreement, the Stockholder shall execute a Stock Power and Assignment, in substantially to form of Exhibit A (the “Stock Assignment”), and at the Closing Date (as defined below) shall deliver to the Company the Stock Assignment with respect to the Trust Shares to be purchased on the Closing Date. Upon receipt of the Stock Assignment, the Company shall cancel on its stock ledger the book-entry Trust Shares to be so purchased and shall make a new entry on its stock ledger with respect to the balance of the Stockholder’s unpurchased shares, if any.

1.2            Closing.  The closing of the purchase of the Trust Shares (the “Closing”) shall occur contemporaneously with the execution and delivery of this Agreement on the date first written above (such date, the “Closing Date”), at 10:00 a.m. (Pacific Time) on such date, and at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, California, or at such other time(s) and place as the parties hereto shall mutually agree.  On the Closing Date, upon the Stockholder’s delivery to the Company of the Stock Assignment with respect to the Trust Shares to be purchased, the Company shall pay the Purchase Amount by wire transfer of immediately available funds to an account or accounts to be designated by the Stockholder, in a writing or writings delivered by the Stockholder to the Corporate Secretary of the Company prior to the Closing Date.  At the Closing, upon receipt of the Purchase Amount, the Stockholder shall execute and deliver to the Company an Acknowledgement of Receipt of Payment, in substantially the form of Exhibit B.  Unless otherwise agreed to in writing by the Company and the Stockholder, the Closing may occur on the Closing Date pursuant to a telephonic conference call and by the electronic exchange of documents rather than a physical meeting.

1.3             Termination of Rights as Stockholder.  Upon payment of the Purchase Amount, the Trust Shares which have been repurchased shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as a holder of the Trust Shares, including any rights that the Stockholder may have had under the Company’s Certificate of Incorporation or otherwise. In the event that, prior to the Closing Date, a record date shall have been fixed by the Board of Directors of the Company for purposes of determining the stockholders of the Company entitled to notice of any meeting, or to vote or entitled to give consent to corporate action without a meeting, the Stockholder hereby agrees to irrevocably assign to those individuals (and any of them) who are duly appointed by the Board of Directors of the Company to act as Proxy of the Stockholder with full power to exercise all voting rights of, and to vote, the Trust Shares in the manner directed by such Proxy holders, notwithstanding the transfer of the Trust Shares on the books of the Company after the record date has been so fixed.

1.4            Excise Tax.  The aggregate purchase price payable by the Company for the Trust Shares as described in Section 1.1 hereof shall be reduced by the amount of the excise tax on repurchases of corporate stock imposed on the Company by section 4501 of the Internal Revenue Code, 26 U.S. Code § 4501, and its implementing regulations (the “Excise Tax”).  For the avoidance of doubt, the Purchase Amount (as defined in Section 1.1) shall be calculated by (a) multiplying the Per Share Price by 37,990 shares, and (b) deducting from such product the amount of the Excise Tax.  The Company shall advise the Stockholder in writing concurrently with the Closing as to the amount of the Excise Tax.

2.               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

In connection with the transactions provided for hereby, the Stockholder hereby represents and warrants to the Company as follows (such representations and warranties to be made as of the date hereof and as of the Closing hereunder):

2.1            Ownership of Shares. The Stockholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Trust Shares and is the owner (beneficially and of record) of all of the Trust Shares, free and clear of all liens, pledges, security interests, charges, claims, equities or encumbrances of any kind. Upon paying for the Trust Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Trust Shares, free and clear of all liens, pledges, security interests, charges, claims, equities or encumbrances of any kind.

2.2             Authority to Enter into Agreement.

(a)
Stockholder Authority.  The Stockholder has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Trust Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b)
Trustee Authority.  The Trustee is the duly-appointed and acting trustee of the Stockholder; the Trustee has all requisite legal capacity, and all necessary power and authority, to act for the Stockholder and to cause the Stockholder to execute, deliver and perform the Stockholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Trust Shares being sold hereunder; and this Agreement constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

2.3            No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound. The Stockholder, and the Trustee on behalf of the Stockholder and the Stockholder’s heirs and beneficiaries, has full authority to transfer the Trust Shares for purchase without the consent of any other party (including the Stockholder’s heirs and beneficiaries).

2.4             Experience and Evaluation.  By reason of the Stockholder’s business or financial experience or the business or financial experience of the Stockholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Stockholder, and the Trustee on behalf of the Stockholder and the Stockholder’s heirs and beneficiaries, has the capacity to protect the Stockholder’s interests and the interests of the Stockholder’s heirs and beneficiaries in connection with the sale of the Trust Shares to the Company. The Stockholder, and the Trustee on behalf of the Stockholder and the Stockholder’s heirs and beneficiaries, is capable of evaluating the potential risks and benefits of the sale hereunder of the Trust Shares.

2.5             Access to Information.  The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Trust Shares hereunder and perform the other transactions contemplated hereby. The Stockholder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Stockholder by or on behalf of the Company.

2.6            Tax Matters.  The Stockholder has had an opportunity to review with the Stockholder’s tax advisers the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Stockholder is relying solely on such advisers and not on any statements or representations of the Company or any of its agents. Except as provided in Sections 1.1 and 1.4 hereof, the Company will not withhold or deduct any federal, state, local or foreign taxes from the Purchase Amount.  The Stockholder represents and agrees that it (and not the Company) shall be responsible for the Stockholder’s tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

2.7            Purchase Price.  The Stockholder hereby represents and warrants that the Purchase Price was mutually agreed to by the Stockholder and the Company and that the Stockholder is in no way relying on any statements made by the Company, either orally or in writing, with respect to whether the Purchase Price constitutes the current fair market value of the Trust Shares.

3.                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In connection with the transactions provided for hereby, the Company hereby represents and warrants to the Stockholder as follow:

3.1             Existence and Authority. The Company is a corporation duly organized and validly exiting under the laws of the State of Delaware and has all requisite power and authority to execute and perform this Agreement.

3.2            Authority to Enter into Agreement.  All corporate action necessary or appropriate on the part of the Company has been taken for the authorization, execution and performance of this Agreement. When executed on behalf of the Company, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.               RELEASE OF CLAIMS BY THE STOCKHOLDER; COVENANT NOT TO SUE.

4.1           Except as otherwise set forth in this Agreement, the Stockholder, on behalf of itself and its heirs, executors, administrators, personal representatives, successors and assigns, and beneficiaries, hereby fully and forever releases and discharges the Company and its officers, directors, employees, stockholders, attorneys, successors and assigns, from, and agrees not to sue concerning, any claim, debt, obligation, demand or cause of action of any kind or nature, whether presently known or unknown, suspected or unsuspected, that the Stockholder may have arising from or relating to the Stockholder’s ownership interest in the Trust Shares, including, without limitation, any claim that (a) the Stockholder is owed additional consideration for the Trust Shares, or (b) any claim that any other stockholder, employee, officer or director of the Company breached any fiduciary duty or violated or failed to perform any other duty or obligation allegedly owed to the Stockholder as a result of its ownership of the Trust Shares.  This Agreement shall in no way act as or be construed as a waiver of any party’s right to defend against any claim or loss or as an admission of liability by any party to this Agreement.  This release does not prevent the Stockholder from suing to enforce the obligations of the Company under this Agreement.

4.2.            The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which the Stockholder now knows or believes to be true with respect to the subject matter of this Agreement, including with respect to the value of Trust Shares, but it is the Stockholder’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist or may exist or heretofore have existed between the Stockholder, on behalf of itself and its heirs, executors, administrators, personal representatives, successors and assigns, and beneficiaries, and the Company, with respect to the subject matter of this Agreement.  In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.  The Stockholder acknowledges and agrees that the Trust Shares could be valued at an amount greater than or less than the Purchase Price and that the Company makes no representations or warranties as to the fair market value of the Trust Shares. The Stockholder acknowledges and agrees that it has read this release and understands its terms and has been given an opportunity to ask questions of the Company and does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or any other person with regard to the subject matter, basis or effect of this release or otherwise.

5.               CIVIL CODE SECTION 1542.  The Stockholder acknowledges that it has been advised of, and is familiar with, the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said code section, the Stockholder agrees that the release of claims by it set forth herein is a general release with respect to the claims specifically herein released, and that the Stockholder expressly waives any rights it may have under California Civil Code Section 1542, as well as under any other statute or common law principles of similar effect.

6.              SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Stockholder and its heirs, administrators, personal representatives, executors, beneficiaries, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.              GOVERNING LAW.  This Agreement shall be governed by and construed under the domestic, substantive laws of the State of Delaware (without giving effect to any conflict of law or other aspect of Delaware law that might result in the application of any law other than that of the State of Delaware); provided, however, that to the extent that any law of the United States or the regulations of any agency of the federal government of the United States may be inconsistent with the requirements of the laws of such state, then the laws of the United States or such regulations shall prevail.

8.              WAIVER OF JURY TRIAL; Legal Costs and Expenses.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TRUST SHARES, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If any action at law or in equity (including arbitration) is brought to enforce or interpret the terms of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, each party hereto shall be responsible for, and shall pay, all of its own costs and expenses, including all attorneys’ fees, costs and necessary disbursements.

9.              ENTIRE AGREEMENT. Except for that certain confidentiality agreement, dated as of July 15, 2024, by and among the parties hereto, this Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

10.             TERMINATION; AMENDMENTS AND WAIVERS.

10.1           Termination.  This Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of the parties hereto; or (ii) by the Company, in the event that less than 100% of the Trust Shares (37,990 shares of Common Stock) shall be tendered for sale by the Stockholder to the Company.

10.2           Amendment and Waivers.  Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Stockholder and the Company.

11.             NON-RELIANCE; COUNSEL AND ADVISORS.  The Stockholder acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its officers, directors, employees, agents, or affiliates have made, and the Stockholder has not relied upon, any representation or warranty, express or implied, with respect to the Company or the transactions contemplated by this Agreement. The Stockholder further acknowledges that it has had the opportunity to seek advice from an independent tax advisor regarding the federal, state, local, and foreign tax consequences of the transactions contemplated by this Agreement. The Stockholder further acknowledges that the Company has not provided, and will not provide, any tax or financial advice with respect to such transactions. The Stockholder is relying solely on its own tax and financial advisors and not on any statements or representations of the Company or any of its agents, employees, or representatives.  The Stockholder further acknowledges that it has had the opportunity to seek, and has, in fact sought, the advice of an attorney of the Stockholder’s own choosing.  The Stockholder further acknowledges that it has had the opportunity to consult with a financial advisor of the Stockholder’s own choosing.

12.             COSTS.  Each party hereto shall pay its own costs and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

13.             FURTHER ACTION.  Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement. In the event that any regulatory agency having jurisdiction with respect to the Company or any subsidiary thereof shall assert that its approval is required for the consummation by the Company of the transactions contemplated hereby, the Company’s obligations hereunder shall be subject to the obtaining of such approval by the Company and the Company will use its commercially reasonable efforts to obtain such approval. In the event that any such regulatory agency shall advise the Company that it will not grant such approval, or if such approval shall not have been granted within sixty (60) days of the Company’s application to such agency therefor, then the Company may, upon notice to the Stockholder, terminate this Agreement and thereupon this Agreement shall be of no further force or effect.

14.             SURVIVAL.  The representations and warranties herein shall survive the Closing.

15.            SEVERABILITY.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.             NOTICES.  Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Company:
Farmers & Merchants Bancorp
111 W. Pine Street
Lodi, California 95240
Attn:   Bart R. Olson
Executive Vice President & Chief Financial Officer

To the Stockholder:
The Sheila M. Wishek Living Trust
1600 Vallejo Street #1
San Francisco, CA 94123-5112
Attn:  Verna Shaheen
Sole Trustee,

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day at the place of delivery and otherwise on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered by Federal Express or another such delivery service.

17.           DISCLOSURE.  The Stockholder acknowledges and agrees that the Company may disclose the existence of this Agreement and the transactions contemplated hereby in the Company’s filings with the Securities and Exchange Commission, or other regulatory agencies, and in its publicly-available financial statements or other public disclosures.  In the event that any regulatory agency having jurisdiction with respect to the Company or any subsidiary thereof shall request any information about this Agreement and the transactions contemplated hereby, the Stockholder and the Trustee shall cooperate with any reasonable requests by the Company regarding such information requests.

18.            COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, each of the parties has executed this Stock Purchase Agreement as of the day and year first above written.

FARMERS & MERCHANTS BANCORP

By:	/s/ Bart R. Olson
Name:	Bart R. Olson
Title:	Executive Vice President & Chief Financial Officer

THE SHEILA M. WISHEK LIVING TRUST

By:	/s/Verna Shaheen
Name:	Verna Shaheen
Title:	Sole Trustee

ACKNOWLEDGED AND AGREED with respect to the representations and warranties set forth in Sections 2.2(b), 2.3 and 2.4 hereof:

/s/Verna Shaheen
Name:	Verna Shaheen

 EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Purchase Agreement by and among Farmers & Merchants Bancorp, a Delaware corporation (the “Company”), The Sheila M. Wishek Living Trust (the “Stockholder”) and Verna Shaheen, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”), the undersigned, as the duly-appointed and acting sole trustee of the Stockholder, does hereby sell, transfer and assign to the Company, 37,990 shares of Common Stock of the Company, which securities are standing in the undersigned’s name on the books of the Company in book entry form with Computershare, and does hereby irrevocably constitute and appoint the Corporate Secretary of the Company as agent and attorney-in-fact, with full power of substitution, to transfer said stock on the books of the within named corporation.

Dated: October 3, 2024	THE SHEILA M. WISHEK LIVING TRUST

By:
Name:	Verna Shaheen
Title:	Sole Trustee

EXHIBIT B

ACKNOWLEDGEMENT OF RECEIPT OF PAYMENT

The undersigned (the “Stockholder”) acknowledges receipt of the payment, in immediately available funds, in the amount of [***] ($[***]) from Farmers & Merchants Bancorp, a Delaware corporation (the “Company”), in connection with the purchase by the Company from the Stockholder of thirty-seven thousand, nine hundred and ninety (37,990) shares of the Company’s Common Stock on the date hereof.

The Purchase Amount (as such term is defined in Section 1.1 of that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), by and among the Company, The Sheila M. Wishek Living Trust (the “Stockholder”) and Verna Shaheen, as the duly-appointed and acting sole trustee of the Stockholder (the “Trustee”)) has been calculated as follows (terms used herein and not otherwise defined have the meaning ascribed thereto in the Stock Purchase Agreement):

One-month (30 days) VWAP of the Common Stock	= $[**]

Less 5% Discount	= $[(*)]

Equals the Per Share Price	= $[**]

Per Share Price multiplied by 37,990 shares	= $[**]

Product (aggregate purchase price)	= $[**]

Less the Excise Tax	= $[(*)]

Equals: Purchase Amount	= $[*]

Dated: October 3, 2024	STOCKHOLDER:

THE SHEILA M. WISHEK LIVING TRUST

By:
Name:	Verna Shaheen
Title:	Sole Trustee